LEASE AGREEMENT
BETWEEN

STONEMILL BUSINESS PARK, L.L.C.
a Washington Limited Liability Company

AS LANDLORD

AND

***Metaconn Corporation*,**

AS TENANT

Dated *May 6*, 20*10*

Property:

Stonemill Business Park
312 S.E. Stonemill Drive, Suite 135
Vancouver, Washington 98684

TABLE OF CONTENTS

LIST OF DEFINED TERMS

LEASE TERM PAGE

1. Landlord: STONEMILL BUSINESS PARK, LLC, a Washington Limited Liability Company ("Landlord")
Tenant: ***Metaconn Corporation*** ("Tenant")

2. Description of Premises: Suite ***135***: (Premises is shown cross-hatched on Exhibit A)
Rentable Area: approximately ***1,650*** square feet

Use:

3. Tenant's Proportionate Share of Excess Operating Costs (The percentage obtained by dividing the rentable square feet of the Premises [Paragraph 2 above] by the total number of rentable square feet of area in the Building, which is stipulated to be 120,272 rentable square feet): 1.00 %

4. Basic Rent:

Time Period	Rate Per SF	Monthly Basic Rent	Yearly Basic Rent
Months ***0 – 2***	***$0.00/SF***	$***0.00*** per month	$ per year
First Year	***$18.50/SF***	$***2,543.75*** per month	$ per year
Second Year	***$19.06/SF***	$***2,620.75*** per month	$ per year
Third Year	***$19.63/SF***	$***2,699.13*** per month	$ per year

5. Security Deposit: $***2,699.00*** payable upon execution of this Lease

6. Expense Stop: Actual Operating Costs for calendar year 2010

7. (a) Initial Term: ***38*** months

8. Commencement Date: ***May 15, 2010***
Expiration Date: ***June 30, 2013***

9. Landlord's Broker: NAI Norris Beggs & Simpson, Tamara Fuller & Doug Bartocci represented the Landlord and Tenant. Each party signing this document confirms that prior oral and/or written disclosure of agency was provided to him/her in this transaction. (See attached "Laws of Real Estate Agency.")

10. Addresses for Notices:

To Tenant: After occupancy of the Premises:
10900 Wayzata Boulevard, Ninth Floor
Minnetonka, MN 55805

Attn: ***Kenneth Norman, CFO*** FAX: (***612***) ***706-7811***
Heartland Capital E-Leasing

With a copy to: ____________________
____
Attn: ____________ FAX: (___) ___-____

To Landlord: Stonemill Business Park, L.L.C.
c/o StanCorp Real Estate, LLC
PO Box 711
Portland, OR 97207
Attn: Lisa S. Klein
FAX: (971) 321-5918

With a copy to: Barry Groce
McEwen Gisvold LLP
1100 SW Sixth Avenue, Suite 1600
Portland, OR 97204
(503) 412-3501

11. Address for Rent Payments: Stonemill Business Park, LLC
Unit 42 PO 5000
Portland, OR 97208-5000

12. Parking: 4 parking spaces per 1000 square feet are available on a non-reserved first come first serve basis at no extra charge.

13. Guarantor: _N/A_________________________________

14. Tenant Improvement Allowance: $__.00 per rentable square foot. Space delivered "as-is"

15. Extension Options: N/A

THIS SUMMARY OF LEASE PROVISIONS SUMMARIZES CERTAIN PROVISIONS OF THE LEASE; IN CASE OF ANY CONFLICT, THE BODY OF THE LEASE SHALL CONTROL. THIS LEASE INCLUDES EXHIBITS A: The Premise___ THROUGH ___ WHICH ARE MADE A PART HEREOF.

LEASE

THIS LEASE AGREEMENT (this "Lease) is entered into as of ***May 6, 2010***, between STONEMILL BUSINESS PARK, L.L.C., a Washington limited liability company ("Landlord"), and ***Metaconn Corporation*** ("Tenant").

1. **Lease Grant.** Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord, Suite No.***135*** (the "Premises") as depicted in the plan attached as Exhibit "A" in the office building (the "Building") located at ***312*** S.E. Stonemill Drive, Vancouver, Washington 98684. The land on which the Building is located is described on Exhibit B. The term "Building" includes the related land, driveways, parking facilities, and similar improvements. By taking possession under the terms of this Lease, Tenant acknowledges that it has examined the Premises and accepts them as being in the condition specified in this Lease.

2. **Term.** The term of this Lease, "Commencement Date", "Expiration Date", is hereby established pursuant to paragraph 7 and paragraph 8 of the Lease Term Page, together with the lease term as provided in paragraph 7 (a), (the "Term" which definition shall include all renewals of the initial Term). If the Premises are not ready for occupancy by Tenant on the Commencement Date, then Tenant's obligation to pay Basic Rent and Additional Rent (as defined in Section 3) shall be waived until Landlord tenders possession of the Premises to Tenant. Landlord shall not be in default hereunder or be liable for damages therefor, and Tenant shall accept possession of the Premises when landlord tenders possession thereof to Tenant.

3. **Rent.**

3.1 **Basic Rent.** "Basic Rent" (herein so called) is hereby established pursuant to the schedule provided in paragraph 4 of the Lease Term Page.

3.2 **Payment.** Tenant shall timely pay to Landlord Basic Rent and all additional sums to be paid by Tenant to Landlord under this Lease (collectively, the "Rent"), without deduction or set off, at Landlord's address provided for in this Lease or as otherwise specified by Landlord. Basic Rent, adjusted as herein provided, shall be payable monthly in advance, and shall be accompanied by all applicable state and local sales or use taxes. One monthly installment of Basic Rent shall be payable contemporaneously with the execution of this Lease and shall be applied to the Basic Rent due for the first full calendar month of the Term; thereafter Basic Rent shall be payable on the first day of each month beginning on the first day of each full calendar month of the Term. The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month from and after the Commencement Date, and shall be due on the Commencement Date.

3.3 **Operating Costs.**

3.3.1 Tenant shall pay as Additional Rent its Proportionate Share (as established in paragraph 3 of the Lease Term Page) of Operating Costs (defined in Section 3.3.2 below) which exceed the Expense Stop (defined in paragraph 6 of the Lease Term Page). Landlord may make a good faith estimate of the Additional Rent to be due by Tenant for any calendar year or part thereof during the Term, and Tenant shall pay to Landlord, on the Commencement Date and on the first day of each calendar month thereafter, an amount equal to the estimated Additional Rent for such calendar year or part thereof divided by the number or months therein. From time to time, Landlord may estimate and re-estimate the Additional Rent to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Additional Rent payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Additional Rent as estimated by Landlord.

Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

3.3.2 The term "Operating Costs" shall mean all expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, and maintenance of the Building, determined in accordance with sound accounting principles consistently applied, including, but not limited to, the following costs: (A) wages and salaries of all employees engaged in the operation, maintenance, and security of the Building, including taxes, insurance and benefits relating thereto; (B) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Building; (C) costs for improvements made to the Building which, although capital in nature, are expected to reduce the normal operating costs of the Building, as well as capital improvements made in order to comply with any law hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion; (D) cost of all utilities, except the cost of utilities reimbursable to Landlord by the Building's tenants other than pursuant to a provision similar to this Section 3.3; (E) insurance expenses; (F) repairs, replacements, and general maintenance of the Building; and (G) service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement, or security of the Building (including, without limitation, alarm service, window cleaning, and elevator maintenance) (H) property management fees.

Operating Costs shall not include costs for (i) capital improvements made to the Building, other than capital improvements described in Section 3.3.2, and except for items which are generally considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like; (ii) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (iii) interest, amortization or other payments on loans to Landlord; (iv) depreciation; (v) leasing commissions; (vi) legal expenses for services, other than those that benefit the Building tenants generally (e.g., tax disputes); (vii) renovating or otherwise improving space for occupants of the Building or vacant space in the Building; (viii) Taxes (defined below); and (ix) federal and state income taxes imposed on or measured by the income of Landlord from the operation of the Building.

3.3.3 Tenant shall also pay its Proportionate Share (defined below) of any increase in Taxes for each year and partial year falling within the Term, which shall be determined by multiplying the difference between (A) the Taxes for the year in question, and (B) the Taxes for the year provided in paragraph 6 of the Lease Summary page by Tenant's Proportionate Share. Tenant shall pay its Proportionate Share of Taxes in the same manner as provided above for Additional Rent with regard to Operating Costs. "Taxes" shall mean taxes, assessments, and governmental charges whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Building (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Building, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term "Taxes" for purposes hereof). Taxes shall include the reasonable costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Building.

3.3.4 By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Operating Costs for the previous year, adjusted as provided in Section 3.3.6 and of the Taxes for the previous year (the "Operating Costs and Tax Statement"). If the Operating Costs and Tax Statement reveals that Tenant paid more for Operating Costs than the actual amount for the year for which such statement was prepared, or more than its actual share of Taxes for such year, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant paid less than Tenant's actual Proportionate Share of Additional Rent or share of Taxes due, then Tenant shall promptly pay Landlord such deficiency.

3.3.5 If for any reason other than the default of Tenant, this Lease shall terminate on a day other than the last day of a calendar year, the additional rent for Operating Cost payable by Tenant applicable to the calendar year in which such termination shall occur shall be prorated on the basis which the number of days from the commencement of such calendar year to and including such date of termination bears to three hundred sixty-five (365).

3.3.6 With respect to any calendar year or partial calendar year (including the calendar year as provided in paragraph 6 of the Lease Term Page) in which the Building is not occupied to the extent of ninety-five percent (95%) of the rentable area thereof, the variable Operating Costs for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of ninety-five percent (95%) of the rentable area thereof.

3.4 Tenant's Inspection Right. In the event the total amount of Additional Rent and Taxes paid by Tenant for any year of the Term pursuant to an annual Operating Costs and Tax Statement (defined below) for such year ("Statement Year") is ten percent (110%) greater than the amount paid by Tenant for Operating Costs and Taxes for the prior Statement Year, Tenant may inspect or audit Landlord's records relating to Operating Costs and Taxes by delivering written notice to Landlord within thirty (30) days after receipt by Tenant of the applicable Statement (defined below). After giving Landlord such thirty (30) days prior written notice, Tenant may inspect or audit Landlord's records relating to Operating Costs and Taxes for any periods of time within the Statement Year most recently ended; however, no audit or inspection shall extend to periods of time before the Commencement Date. If Tenant fails to object to the calculation of Operating Costs and Taxes on an annual Operating Costs and Tax Statement ("Statement") within thirty (30) days after the statement has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Operating Costs and Taxes for the year in question and the calculation of Operating Costs and Taxes set forth on such Statement shall be final. Tenant's audit or inspection shall be conducted only during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection, including $150.00 per hour of Landlord's or the Building manager's employee time devoted to such inspection or audit to reimburse Landlord for its overhead costs allocable to the inspection or audit, unless the total Operating Costs and Taxes for the time period in question is determined to be in error by more than five percent (5%) in the aggregate, in which case Landlord shall pay the audit cost. Tenant may not conduct an inspection or have an audit performed more than once during any calendar year. If such inspection or audit reveals that an error was made in the Operating Costs and Taxes previously charged to Tenant then Landlord shall refund to Tenant any overpayment of any such costs, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within thirty (30) days after notification thereof. Provided Landlord's accounting for Operating Costs and Taxes is consistent with the terms of this Agreement, Landlord's good faith judgment regarding the proper interpretation of this Agreement and the proper accounting for Operating Costs and Taxes shall be binding on Tenant in connection with any such audit or inspection. Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee arrangement to Landlord upon request), and (C) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential.

4. Delinquent Payment; Handling Charges. All past due payments required of Tenant hereunder shall bear interest from the date due until paid at the lesser of ten percent (10%) per annum (the "Interest Rate") or the maximum lawful rate of interest; additionally, Landlord may charge Tenant a fee equal to five percent (5%) of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant's delinquency; provided, however, Landlord shall not charge any late fees on Rent payable by Tenant until the sixth (6th) day after such Rent payment was due. In no event, however, shall the charges permitted under this Section 4 or elsewhere in this Lease, to the extent they are considered to be interest under law, exceed the maximum lawful rate of interest.

5. Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the "Security Deposit" provided in paragraph 5 of the Lease Term Page which shall be held by Landlord to secure Tenant's performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord's damages upon an Event of Default (defined in Section 16). Landlord may, from time to time and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Provided that Tenant has performed all of its obligations hereunder, Landlord shall, within thirty (30) days after the Term ends, return to Tenant the portion of the Security Deposit which was not applied to satisfy Tenant's obligations. The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises and the transferee assumes Landlord's obligations under this Lease, then Landlord may assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit.

6. Landlord's Obligations.

6.1 Services. Landlord shall furnish to Tenant (1) water at those points of supply provided for general use of tenants of the Building; (2) heated and refrigerated air conditioning as appropriate, at such temperatures and in such amounts as are standard for comparable buildings in the vicinity of the Building; (3) janitorial service to the Premises on weekdays, other than holidays, excluding warehouse and/or manufacturing areas, and such window washing as may from time to time be reasonably required; (4) elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of operating elevators during non-business hours and holidays; and (5) electrical current during normal business hours for equipment that does not require more than 110 volts and whose electrical energy consumption does not exceed normal office usage. Landlord shall maintain the common areas of the Building in reasonably good order and condition, except for damage caused by a Tenant Party. If Tenant desires any of the services specified in Section 6.1(2) at any time other than (A) between 7:00 a.m. and 6:00 p.m. on weekdays, and 8:00 am. and 12:00 p.m. on Saturdays, or (B) on Sundays or holidays observed by Landlord, then such services shall be supplied to Tenant upon the written request of Tenant delivered to Landlord before 3:00 p.m. on the business day preceding such extra usage, and Tenant shall pay to Landlord the cost of such services within ten (10) days after landlord has delivered to Tenant an invoice therefor. The costs incurred by Landlord in providing after-hour HVAC service to Tenant shall include costs for electricity, water, sewage, water treatment, labor, metering, filtering, and maintenance reasonably allocated by Landlord to providing such service.

6.2 Excess Utility Use. Landlord shall not be required to furnish electrical current for equipment that requires more than 110 volts or other equipment whose electrical, energy consumption exceeds normal office usage. If Tenant's requirements for or consumption of electricity exceed the electricity to be provided by Landlord as described in Section 6. 1, Landlord shall, at Tenant's expense, make reasonable efforts to supply such service through the then existing feeders and risers serving the Building and the Premises, and Tenant shall pay to Landlord the cost of such service within ten (10) days after Landlord has delivered to Tenant an invoice therefor. Landlord may determine the amount of such additional consumption and potential consumption by any verifiable method, including installation of a separate meter in the Premises installed, maintained, and read by Landlord, at Tenant's expense. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 110 volts or otherwise exceeding Building capacity unless approved in advance by Landlord. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant's excess electrical requirements shall, upon Tenant's written request, be installed by Landlord, at Tenant's cost, if, in Landlord's judgment the same are necessary and shall not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, shall be

paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor.

6.3 Telecommunications. Tenant and its telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies shall have no right of access to and within the Building, for the installation and operation of telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant's telecommunications within the Building and from the Building to any other location without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed. Upon the expiration or termination of this Lease, Landlord may, in its discretion, require Tenant to remove to the point of connection, at Tenant's expense, all telephone, computer, data, or other such wiring paid for and/or installed by Tenant on the Premises. The point of connection shall be determined by Landlord. Tenant shall repair or reimburse Landlord for the cost of repairing any damage resulting from the removal of such wiring.

6.4 Restoration of Services; Abatement. Landlord shall use reasonable efforts to restore any service required of it that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant's obligations hereunder. If, however, Tenant is prevented from using the Premises for more than fifteen (15) business days because of the unavailability of any such service and such unavailability was not caused by a Tenant Party, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Rent for each business day (after such fifteen (15) day period) that Tenant is so prevented from using the Premises.

7. Improvements; Alterations, Repairs; Maintenance.

7.1 Improvements, Alterations. Improvements to the Premises shall be installed at Tenant's expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord. No alterations or physical additions in or to the Premises may be made without Landlord's prior written consent, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any alteration or addition that would affect the Building's structure or its HVAC, plumbing, electrical, or mechanical systems. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type on or about the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any such painting or installation which would affect the appearance of the exterior of the Building or of any common areas of the Building. All alterations, additions, or improvements made in or upon the Premises shall, at Landlord's option, either be removed by Tenant prior to the end of the Term (and Tenant shall repair all damage caused thereby), or shall remain on the Premises at the end of the Term without compensation to Tenant. All alterations, additions, and improvements shall be constructed, maintained and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord's approval of the plans and specifications therefor shall not be a representation by Landlord that such alterations, additions, or improvements comply with any Law.

7.2 Repairs, Maintenance. Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Tenant shall repair or replace, subject to Landlord's direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to make such repairs or replacements within fifteen (15) days after the occurrence of such damage, then Landlord may make the same at Tenant's cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant's expense, rather than having Tenant repair such damage. The cost of all repair or replacement work performed by Landlord under this Section 7 shall be paid by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant therefor.

7.3 Performance of Work. All work described in this Section 7 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord as an additional insured against such risks, in such amounts, and with such companies as Landlord may reasonably require. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Premises, the Building, or the components thereof.

7.4 Mechanic's Liens. Tenant shall not permit any mechanic's liens to be filed against the Premises or the Building for any work performed, materials furnished, or obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, within ten (10) days after Landlord has delivered notice of the filing thereof to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant therefor.

8. Use. Tenant shall continuously occupy and use the Premises only for ____________ (the "Permitted Use") and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Building or its contents, or for the storage of any hazardous materials or substances. If, because of a Tenant Party's acts, the rate of insurance on the Building or its contents increases, then such acts shall be an Event of Default, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord's other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Building.

9. Assignment and Subletting.

9.1 Transfers, Consent. Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 9.1(1) through 9.1(6) being a "Transfer"). If Tenant requests Landlord's consent to a transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history, its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee's creditworthiness and character. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that the proposed transferee is (A) creditworthy, (B) has a good reputation in the business community, (C) does not violate an exclusive use clause in the lease of any other tenant in the Building , and (D) is not another occupant of the Building or person or entity with whom Landlord is negotiating to lease space in the Building; otherwise, Landlord may withhold its consent in its sole discretion. Concurrently with Tenant's notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $750.00 to defray Landlord's expenses in reviewing such request and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorney fees incurred in connection with considering any request for consent to a Transfer. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant's obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord's consent to any Transfer shall not waive

Landlord's rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

9.2 Transfers to Affiliates. Notwithstanding the foregoing provisions to the contrary, Landlord's consent is not required for any Transfer to an Affiliate, as defined below, as long as the following conditions are met:

9.2.1 Within ten (10) business days after such Transfer, Landlord receives written notice of the Transfer;

9.2.2 The Transfer is not a subterfuge by Tenant to avoid its obligations under the Lease;

9.2.3 In a written instrument reasonably satisfactory to Landlord, transferee assumes in writing all of Tenant's obligations under this Lease relating to the Premises; and

9.2.4 Transferee has a tangible net worth, as evidenced by financial statements delivered to Landlord and certified by an independent certified public accountant in accordance with generally accepted accounting principles that are consistently applied, adequate in the reasonable judgment of Landlord to meet the obligations of Tenant under the Lease.

For purposes of this Section 9, "Affiliate" means any entity that: (i) controls, is controlled by, or is under common control with Tenant; (ii) results from the transfer of all or substantially all of Tenant's assets or stock; or (iii) results from the merger or consolidation of Tenant with another entity; and "control" means the direct or indirect ownership of more than fifty percent (50%) of the voting securities of an entity, or possession of the right to vote more than fifty percent (50%) of the voting interest in the ordinary direction of the entity's affairs.

9.3 Cancellation. Landlord may, within thirty (30) days after submission of Tenant's written request for Landlord's consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenants.

9.4 Additional Compensation. Tenant shall pay to Landlord all net profit derived by Tenant from any transfer. For purposes of the foregoing, "Net profit" shall be deemed to be the amount of all rent payable by such assignee or sublessee in any given year of the Lease Term in excess of the Rent payable by Tenant under this Lease during such year less the following verifiable costs and expenses: (i) any improvement allowance or other economic concession paid by Tenant to the assignee/subtenant; (ii) broker's commissions paid by Tenant with regard to the subletting; (iii) attorney's fees incurred by Tenant in connection with the assignment or sublease; (iv) lease takeover payments; (v) costs of advertising the Leased Premises for sublease, and (vi) reasonable costs incurred by Tenant to make improvements to the Leased Premises for the assignee/subtenant to occupy the Leased Premises. If a part of the consideration for such assignment or subletting shall be payable other than in cash, the payment to Landlord shall be in cash for its share of any non-cash consideration based upon the fair market value thereof. Tenant shall and hereby agrees that it will furnish to Landlord upon request from Landlord a complete statement, certified by an officer or representative of Tenant with authority to do so, setting forth in detail the computation of all net profit to be derived from such assignment or subletting, such computation to be made in accordance with generally accepted accounting principles. Tenant agrees that Landlord or its authorized representatives shall be given access at all reasonable times to the books, records and papers of Tenant relating to any such assignment or subletting, and landlord shall have the right to make copies thereof. Tenant's profit due landlord hereunder shall

be paid to landlord within five (5) days of receipt by Tenant of all payments made from time to time by such assignee or sublessee to Tenant.

10. Insurance, Waivers, Subrogation, Indemnity.

10.1 Insurance. Tenant shall maintain throughout the Term the following insurance policies: (1) commercial general liability insurance in amounts of $1,000,000.00 per occurrence with $2,000,000.00 in the aggregate or such other amounts as Landlord may from time to time reasonably require, insuring Tenant, Landlord, Landlord's agents and their respective affiliates, to include Standard Insurance Company, against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises, (2) insurance covering the full value of Tenant's property and improvements, and other property (including property of others) in the Premises, (3) contractual liability insurance sufficient to cover Tenant's indemnity obligations hereunder, (4) worker's compensation insurance, containing a waiver of subrogation endorsement acceptable to Landlord, and (5) business interruption insurance. Tenant's insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord's policy will be excess over Tenant's policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form, and issued by companies, reasonably satisfactory to Landlord.

10.2 Waiver of Negligence, No Subrogation. Landlord and Tenant each waives any claim it might have against the other for any injury to or death of any person or persons or damage to or theft, destruction, loss, or loss of use of any property (a "Loss"), to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord's or Tenant's fixtures, personal property, leasehold improvements, or business, or, in the case of Tenant's waiver, is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss; however, Landlord's waiver shall not include any deductible amounts on insurance policies carried by Landlord. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party.

10.3 Indemnity. Subject to Section 10.2, Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including attorney fees) arising from any Loss arising from any occurrence on the Premises (other than any Loss arising out of a breach of Tenant's obligations under Section 22.23, which shall be subject to the indemnity in such Section), or Tenant's failure to perform its obligations under this Lease, even though caused or alleged to be caused by the negligence or fault of Landlord or its agents (other than a Loss arising from the sole or gross negligence of Landlord or its agents), and even though any such claim, cause of action, or suit is based upon or alleged to be based upon the strict liability of Landlord or its agents. This indemnity is intended to indemnify Landlord and its agents against the consequences of their own negligence when Landlord or its agents are jointly, comparatively, contributively, or concurrently negligent with Tenant. Subject to Section 10.2, Landlord shall defend, indemnify and hold harmless Tenant and its agents from and against all claims, demands, liabilities, causes of action, suits, judgments and expenses (including reasonable attorney fees) for any Loss arising from any occurrence in the Building's common areas (other than a Loss arising from the sole or gross negligence of Tenant or a Tenant Party), even though caused or alleged to be caused by the negligence or fault of Tenant or its agents (other than a Loss arising from the sole or gross negligence of Tenant or its agents), and even though any such claim, cause of action, or suit is based upon or alleged to be based upon the strict liability of Tenant or its agents. This indemnity is intended to indemnify Tenant and its agents against the consequences of their own negligence when Tenant or its agents are jointly, comparatively, contributively, or concurrently negligent with Landlord. The indemnities set forth in this Section 10.3 shall survive termination or expiration of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the

indemnified party in such proceeding at its sole cost utilizing counsel reasonably satisfactory to the indemnified party.

11. Subordination, Attornment, Notice to Landlord's Mortgagee.

11.1 Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument, or any ground lease, master lease, or primary lease, that now or hereafter covers all or any part of the Premises (the mortgagee under any such mortgage or the lessor under any such lease is referred to herein as a "Landlord's Mortgagee"). Any Landlord's Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its mortgage, ground lease, or other interest in the Premises by so notifying Tenant in writing.

11.2 Attornment. Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party's request, and shall execute such agreements confirming such attornment as such party may reasonably request.

11.3 Landlord's Mortgagee's Protection Provisions. If Landlord's Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord's Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord's Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord's Mortgagee's consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord's Mortgagee's consent pursuant to the terms of the loan documents between Landlord and Landlord's Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord's Mortgagee, and (C) Tenant has provided written notice to Landlord's Mortgagee and provided Landlord's Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord's Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building. Nothing in this Lease shall be construed to require Landlord's Mortgagee to see to the application of the proceeds of any loan, and Tenant's agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

12. Rules and Regulations. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are applicable to all tenants of the Building and will not unreasonably interfere with Tenant's use of the Premises. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

13. Condemnation.

13.1 Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a "Taking"), this Lease shall terminate as of the date of the Taking.

13.2 Partial Taking-Tenant's Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than one hundred eighty (180) days, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within thirty (30) days after the Taking, and

Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

13.3 Partial Taking-Landlord's Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to a Landlord's Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within thirty (30) days after such Taking, and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 13.2.

13.4 Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the land on which the Building is situated, the Building, and other improvements taken, and Tenant may separately pursue a claim (to the extent it will not reduce Landlord's award) against the condemnor for the value of Tenant's personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

14. Fire or Other Casualty.

14.1 Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a "Casualty"), Landlord shall, within ninety (90) days after such Casualty, deliver to Tenant a good faith estimate (the "Damage Notice") of the time needed to repair the damage caused by such Casualty.

14.2 Landlord's and Tenant's Rights. If a material portion of the Premises or the Building is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within two hundred seventy (270) days after the Casualty, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant. If Tenant does not so timely terminate this Lease, then (subject to Section 14.3) Landlord shall repair the Building or the Premises, as the case may be, as provided below, and Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of the repair, unless a Tenant Party caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

14.3 Landlord's Rights. If a Casualty damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord's Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant, and Basic Rent and Additional Rent shall be abated as of the date of the Casualty.

14.4 Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Building and the Premises and shall proceed with reasonable diligence to restore the Building and Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any of the furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Building or the Premises, and Landlord's obligation to repair or restore the Building or Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question.

15. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and Landlord elects to pay the same, or if the assessed value of Landlord's property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, upon demand, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with law and if the non-payment thereof does not pose a threat of loss or seizure of the Building or interest of Landlord therein or impose any fee or penalty against Landlord.

16. Events Of Default. Each of the following occurrences shall be an "Event of Default";

16.1 Tenant's failure to pay Rent within five (5) days after Landlord has delivered notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Landlord has given Tenant written notice under this Section 16. 1 on more than one occasion during the twelve (12) month interval preceding such failure by Tenant;

16.2 Tenant abandons or vacates the Premises or any substantial portion thereof or fails to continuously operate its business in the Premises for the Permitted Use set forth herein;

16.3 Tenant fails to provide any estoppel certificate within the time period required under Section 22.5, and such failure shall continue for five (5) days after written notice thereof from Landlord to Tenant;

16.4 Tenant's failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than thirty (30) days after Landlord has delivered to Tenant written notice thereof (or such longer time as may be reasonably required to cure such default, provided Tenant commences such cure within such thirty (30) day period and thereafter diligently prosecutes the same to completion); and

16.5 The filing of a petition by or against Tenant (the term "Tenant" shall include, for the purpose of this Section 16.5, any guarantor of Tenant's obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant's property or for Tenant's interest in this Lease; or (4) for the reorganization or modification of Tenant's capital structure; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within ninety (90) days after the filing thereof.

17. Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any of the following actions:

17.1 Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 17.1, and (3) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the "Prime Rate" as published on the date this Lease is terminated by The Wall Street Journal, Northwest Edition, in its listing of "Money Rates" minus one percent (1%), minus the then present fair rental value of the Premises for such period, similarly discounted;

17.2 Terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 17.1, and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter

received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant's obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord's waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 17.2. If Landlord elects to proceed under this Section 17.2, it may at any time elect to terminate this Lease under Section 17.1; or

17.3 The remedies provided for in this Lease are in addition to all other remedies available to Landlord at law or in equity by statute or otherwise.

17.4 If Tenant abandons or surrenders the Premises, or is dispossessed by process of law or otherwise, any movable furniture, equipment, trade fixtures, or personal property belonging to tenant and left in the Premises shall be deemed to be abandoned, at the option of Landlord, and Landlord shall have the right to sell or otherwise dispose of such personal property in any commercially reasonable manner.

17.5 Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of Access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

18. Payment by Tenant; Non-Waiver.

18.1 Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorney fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant's or any other occupant's property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant's obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of Washington shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties' rights and obligations under this Lease.

18.2 No Waiver. Landlord's acceptance of Rent following an Event of Default shall not waive Landlord's rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord's rights regarding any future violation of such term. Landlord's acceptance of any partial payment of Rent shall not waive Landlord's rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord's acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

19. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean,

reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 13 and 14 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant, and shall remove such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, and furniture as Landlord may request. Tenant shall repair all damage caused by such removal. All items not so removed shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 19 shall survive the end of the Term.

20. Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to all other Additional Rent payable hereunder, a daily Basic Rent equal to the greater of one hundred fifty percent (150%) of the daily Basic Rent payable during the last month of the Term, or one hundred twenty-five percent (125%) of the prevailing rental rate in the Building for similar space. The provisions of this Section 20 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorney fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

21. Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant's occupancy of the Premises, Landlord shall have the following rights:

21.1 To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building, or any part thereof; to enter upon the Premises and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

21.2 To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant's right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time; and

21.3 To enter the Premises at reasonable hours to show the Premises to prospective purchasers, lenders, or, during the last twelve (12) months of the Term, tenants.

22. Substitution Space. Landlord may, at Landlord's expense, relocate Tenant within the Building to space which is comparable in size, utility and condition to the Premises. If Landlord relocates Tenant, Landlord shall reimburse Tenant for Tenant's reasonable out-of-pocket expenses for moving Tenant's furniture, equipment, and supplies from the Premises to the relocation space and for reprinting Tenant's stationery of the same quality and quantity as Tenant's stationery supply on hand immediately before Landlord's notice to Tenant of the exercise of this relocation right. Upon such relocation, the relocation space shall be deemed to be the Premises and the terms of the Lease shall remain in full force and shall apply to the relocation space.

23. Miscellaneous.

23.1 Landlord Transfer. Landlord may transfer any portion of the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder, provided that the assignee assumes Landlord's obligations hereunder in writing.

23.2 Landlord's Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant's actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord shall not be personally liable for any deficiency. This Section shall not limit any remedies which Tenant may have for Landlord's defaults which do not involve the personal liability of Landlord.

23.3 Force Majeure.

Other than for Tenant's obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

23.4 Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Landlord's Broker as identified in paragraph 9 of the Lease Term Page, whose commission shall be paid by Landlord. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorney fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

23.5 Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten (10) days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request.

23.6 Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified next to their signature block, (2) hand delivered to the intended address, or (3) sent by prepaid telegram, cable, facsimile transmission, or telex followed by a confirmatory letter. All notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

23.7 Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

23.8 Amendments and Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective

successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord's Mortgagee, no third party shall be deemed a third party beneficiary hereof.

23.9 Quiet Enjoyment.

Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

23.10 No-Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

23.11 No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

23.12 Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith.

23.13 Waiver of Jury Trial. To the maximum extent permitted by law, Landlord and Tenant each waive right to trial by jury in any litigation arising out of or with respect to this Lease.

23.14 Governing Law.

This Lease shall be governed by and construed in accordance with the laws of the State in which the Premises are located.

23.15 Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant's obligations under this Lease.

23.16 Financial Reports. Within fifteen (15) days after Landlord's request, Tenant will furnish Tenant's most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant's internally prepared financial statements. Tenant will discuss its financial statements with Landlord and will give Landlord access to Tenant's books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant's financial statements except (1) to Landlord's lenders or prospective purchasers of the Building who have executed a sales contract with Landlord, (2) in litigation between Landlord and Tenant, or (3) if required by court order.

23.17 Landlord's Fees. Whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord's reasonable out-of-pocket costs incurred in reviewing the proposed action or consent, including without limitation reasonable attorney, engineer, or architect fees, within ten (10) days after Landlord's delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

23.18 General Definitions. The following terms shall have the following meanings: "Laws" means all federal, state, and local laws, rules and regulations, all court orders, all governmental directives and governmental orders, and all restrictive covenants affecting the Property, and "Laws" means any of the foregoing; "Affiliate" means any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with the party in question; "Tenant Party" shall include Tenant, any assignees claiming by, through, or under Tenant, any subtenants claiming by, through, or under Tenant, and any agents, contractors, employees, invitees of the foregoing parties; and "including" means including, without limitation.

23.19 Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord's benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord's prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

23.20 Recordation. Tenant shall not record this Lease or a memorandum of this Lease without Landlord's prior consent.

23.21 Signage. Tenant shall not erect or maintain any temporary or permanent sign on or about the Premises or the Building or visible from the exterior without obtaining prior written approval from Landlord, which may be granted or withheld in Landlord's sole and absolute discretion. Any request for approval of a sign shall be made in such detail as Landlord shall request. All signs, whether erected by Landlord or Tenant, shall conform to Landlord's building standard signage and to all laws, ordinances, rules, regulations, permits, covenants, conditions, restrictions, and easements pertaining to signs. In the event of a violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred in such removal to Tenant. Tenant shall remove all approved signs which it has erected upon the termination of the Lease and repair all damage caused by such removal.

23.22 Parking. Tenant may use undesignated parking spaces in the parking garage/area associated with the Building (the "Parking Area") in an amount specified in paragraph 12 of the Lease Term Page during the initial term at such rates and subject to such terms, conditions and regulations as are from time to time charged or applicable to patrons of the Parking Area. If, for any reason, Tenant is unable to use all or any portion of the parking spaces to which it is entitled hereunder, then Tenant's obligation to pay for such spaces shall be abated for so long as Tenant does not have the use thereof; this abatement shall be in full settlement of all claims that Tenant might otherwise have against Landlord because of Landlord's failure or inability to provide Tenant with such parking spaces.

23.23 Hazardous Materials. The term "Hazardous Materials" means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Building. Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Building except in a manner and quantity necessary for the ordinary performance of Tenant's business, and then in compliance with all Laws. If Tenant breaches its obligations under this Section 22.23, Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant's use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including attorney fees and cost of clean up and remediation) arising from Tenant's failure to comply with the provisions of this Section 22.23. This indemnity provision shall survive termination or expiration of the Lease.

23.24 List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A	Outline of Premises
Exhibit B	Legal Description of Building
Exhibit C	Building Rules and Regulations
Exhibit D	Tenant Work Agreement

24. Attorney Fees. If there is any legal action or proceeding between Landlord and Tenant to enforce any provision of this Lease or to protect or establish any right or remedy of either Landlord or Tenant hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorney's fees, incurred by such prevailing party in such action or proceeding and any appeal in connection therewith. If such prevailing party recovers a judgement in any such action, proceeding or appeal, such costs, expenses and attorney's fees shall be included in and as part of such judgment.

25. Landlord's Default.

25.1 Default. It shall be a default and breach of this Lease by Landlord if it shall fail to perform or observe any term, condition, covenant, or obligation required to be performed or observed by it under this Lease for a period of thirty (30) days after written notice thereof from Tenant; provided, however, that if the term, condition, covenant, or obligation to be performed by Landlord is of such nature that the same cannot reasonably be performed within such thirty (30) day period, such default shall be deemed to have been cured if Landlord commences such performance within said thirty (30) day period and thereafter diligently undertakes to complete the same.

25.2 Remedies. Tenant shall not have the right based upon a default of Landlord to terminate this Lease or to withhold, offset, or abate rent, Tenant's sole recourse for Landlord's default being an action for damages against Landlord for diminution in the rental value of the Premises for the period of Landlord's default, which is proximately caused by Landlord's default. Tenant shall not have the right to terminate this Lease or to withhold, offset, or abate the payment of rent based upon the unreasonable or arbitrary withholding by Landlord of its consent or approval of any matter requiring Landlord's consent or approval, including but not limited to any proposed assignment or subletting, Tenant's remedies in such instance being limited to a declaratory relief action, specific performance, injunctive relief, or an action of actual damages. Tenant shall not in any case be entitled to any consequential or punitive damages based upon any Landlord default or withholding of consent or approval.

27. Other Provisions. LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT'S INTENDED COMMERCIAL PURPOSE, AND TENANT'S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

Dated as of the date first above written.

TENANT:	LANDLORD:
Metaconn Corporation	Stonemill Business Park, LLC,
a Minnesota Corp.	a Washington Limited Liability Company
By: Rene P. Babi	By:
Name: Rene P. Babi	Name:
Title: Chief Strategy Officer	Title:
By:	Attest:
Name:	Name:
Title:	Title:

EXHIBIT A

EXHIBIT B
LEGAL DESCRIPTION OF BUILDING

LOT 2 OF SHORT PLAT BOOK 2, PAGE 160, LYING IN THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 26 AND THE NORTHWEST QUARTER OF THE NORTHEAST QUARTER SECTION 35, TOWNSHIP 2 NORTH, RANGE 2 EAST OF THE WILLAMETTE MERIDIAN, CLARK COUNTY, WASHINGTON.

EXHIBIT C
BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the parking garage associated therewith, and the appurtenances thereto:

1 . Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3 . No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No nails, hooks or screws shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4. Landlord shall provide and maintain an alphabetical directory for all tenants in the main lobby of the Building.

5 . Landlord shall provide all door locks in each tenant's leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord's prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant's leased premises, at such tenant's cost, and no tenant shall make a duplicate thereof.

6. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord's supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

7. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant's property while in the Building, shall be repaired at the expense of such tenant.

8. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals shall be brought into or kept in, on or about any tenant's leased premises. No portion of any tenant's leased premises shall at any time be used or occupied as sleeping or lodging quarters.

9. Tenant shall cooperate with Landlord's employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building's cleaning and maintenance personnel.

10. To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord.

11. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

12. No machinery of any kind (other than normal office equipment) shall be operated by any tenant on its leased area without Landlord's prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance.

13. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant's leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

14. No vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord.

15. Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.

16. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant's business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a "billboard" vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant's agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a "boot" on the vehicle to immobilize it and may levy a charge of $50.00 to remove the "boot." Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

EXHIBIT D
TENANT WORK AGREEMENT

Section 1. General

Landlord agrees to provide certain additional improvements in the Premises in accordance with this Tenant Work Agreement. Landlord shall pay up to $__.__ per rentable square foot in the Premises (the T.I. Allowance") towards the cost of designing and constructing the improvements in the Premises pursuant to the terms of this Agreement. All costs, fees, and expenses including, without limitation, governmental fess and assessments in connection with the design, permitting, installation, materials, labor, and construction of the improvements in the Premises in excess of the T.I. Allowance shall be paid for by Tenant as Provided in Section 3.2 below. Tenant shall designate ______(Name)______________, _______(address), ___Tele #__, ___fax #____, as "Tenant's Construction Representative" who shall be available for onsite and telephone consultations and decisions as necessary. If Tenant's Construction Representative is not readily available, ______Name__________, _____Tel#_____, ____Fax#___, shall be the designated alternate representative. Tenant's Construction Representative(s) shall have the authority to bind Tenant as to all matters relating to the tenant improvements.

Section 2. Design of Tenant Improvements

2.1 Tenant shall retain the services of an architect to prepare the necessary drawings, including without limitation Basic Plans and Working Plans as described below, for construction of the tenant improvements (the "Plans"). Tenant shall pay the costs, fees, and expenses of its architect directly and Landlord shall not be responsible therefor.

2.2 Tenant shall clearly identify and locate on the Basic Plans (i) any equipment requiring special plumbing or mechanical systems, areas subject to above normal loads, special openings in the floor ceiling, or walls, and other major or special features; and (ii) locations of telephone and electrical receptacles, outlets, and other items requiring electrical power (for special conditions and equipment, power requirements, and manufacturer's model numbers must be included). Tenant shall deliver the Basic Plans to Tenant on or before ________, ____.

2.3 Landlord and Landlord's architect shall review the Basic Plans and shall, in writing within ten business days after receipt, either approve the Basic Plans or reject them, in which case Landlord shall specify in reasonable detail the deficiencies in the Basic Plans as submitted. Landlord's approval shall not be unreasonably withheld. Landlord shall have the right to deduct from the T.I. Allowance the fee for Landlord's architect's review of Plans in an amount not to exceed the fees for two hours of time in the aggregate. If the Basic Plans are rejected, Tenant shall revise the Basic Plans as required by Landlord and Landlord's architect and show those changes in the Working Plans described below. Within five (5) business days after Landlord's and Landlord architect's response to the Basic Plans is given to Tenant, Tenant's architect shall produce full working drawings for construction sufficient to obtain necessary permits and with sufficient detail to construct the improvements, including specifications for every item included thereon, and containing all revisions required by Landlord and Landlord's architect from Landlord's comments on the Basic Plans (the "Working Plans").

2.4 Tenant shall be responsible for delays and additional costs in completion of the design and construction of Tenant's improvements caused by changes made to the Working Plans after Landlord approves them or by delays in delivery of special materials requiring long lead times. If Landlord identifies any special materials requiring long lead times, then Tenant shall substitute different materials which do not have long lead times. Completion of such items shall not be included in the determination of substantial completion of Landlord's work.

2.5 Tenant shall be fully responsible for determining that all Plans are (a) compatible with the design, construction, equipment and systems of the Building and (b) in compliance with all applicable laws, ordinances, codes, rules, regulations, and other requirements of all applicable governmental authorities.

Section 3. Construction of Tenant Improvements

3.1 Upon completion of the Working Plans and at the request of Tenant, Landlord and its contractor shall provide to Tenant in writing an estimate of the cost of improvements to be provided at Tenant's expense pursuant to Section 1 of this Work Agreement. Within five days of Tenant's receipt of such estimated cost, Tenant shall delete any items which Tenant elects not to have constructed and shall authorize construction of the balance of the improvements. In the absence of such written authorization, Landlord shall not be obligated to commence work on the premises and Tenant shall be responsible for any costs due to any resulting delay in completion of the Premises.

3.2 If Landlord's contractor is to construct Tenant's improvements, then prior to commencement of construction of the improvements, Tenant shall deposit with Landlord cash in an amount equal to 60 percent of the estimated cost of the improvements to be installed at Tenant's expense pursuant to Section 1 of this Work Agreement ("Tenant's Share"). Such deposit shall be made within 30 days after landlord gives Tenant the final cost estimate described in Section 3.1 of the Work Agreement. Landlord's contractor shall then complete the improvements in accordance with the Working Plans. An additional 20% of Tenant's Share shall be paid during the course of construction within 30 days after billing therefor by Landlord. The remaining 20 percent of Tenant's Share plus any additional amounts payable by Tenant for the actual cost of the improvements, shall be paid upon acceptance of the Premises by Tenant in accordance with the terms of the Lease after completion of punch-list items. If cash is deposited by Tenant as provided above in this Section 3.2, any excess paid by Tenant over the actual cost of the improvements shall be promptly refunded to Tenant by Landlord. Landlord shall not make any changes to the work or increase any costs for Landlord's work without receiving Tenant's Construction Representative's prior approval.

3.3 If Tenant desires any change to its improvements, Tenant shall submit a written request for such change to Landlord, together with all plans and specifications necessary to show and explain changes from the approved Working Plans. Any such change shall be subject to Landlord's approval. If Landlord's contractor is constructing Tenant's improvements, Landlord or such contractor shall notify Tenant in writing of the amount, if any, which will be charged or credited to Tenant to reflect the cost of such change.

3.4 If any work is to be performed in connection with the improvements on the Premises by Tenant's contractor as provided in Section 3.1 of this Work Agreement, such work shall conform to the following requirements:

3.4.1 Such work shall proceed only upon Landlord's written approval of the public liability and property damage insurance carried by Tenant's contractor. Landlord shall have the right to require Tenant's contractor to post a payment and performance bond in an amount equal to the estimated cost of the work to be performed by such contractor. Tenant shall supply Landlord with the name, address, and emergency telephone number for Tenant's contractor and all subcontractors retained by Tenant's contractor.

3.4.2 All such work shall be done in conformity with a valid building permit when required, a copy of which shall be furnished to Landlord before such work is commenced, and in any case, all such work shall be performed in accordance with all applicable governmental regulations and all applicable safety regulations established by Landlord or its contractor for the Building generally. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility for Tenant's failure to comply with all applicable governmental regulations.

3.4.3 Landlord may require that all such work be performed by union labor in accordance with any labor union labor agreements applicable to the trades being employed at the site.

3.4.4 All such work shall be scheduled through Landlord and shall be performed in a manner and at times which do not impede or delay any work on the Premises being performed by Landlord's contractor.

3.4.5 Tenant's contractor shall store any materials only in the Premises or in such other space as may be designated by Landlord or its contractor from time to time.

3.4.6 All trash and surplus construction materials shall also be stored within the Premises and shall promptly be removed from the Property by Landlord's contractor.

3.5 Tenant's entry into the Premises for any purpose, including without limitation inspection or performance of work by Tenant's contractor, prior to the Commencement Date, shall be subject to all terms and conditions of the Lease, including without limitation the provisions of the Lease relating to the maintenance of insurance, but excluding the provisions of the Lease relating to the payment of rent. Tenant's entry shall mean entry by Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors.

3.6 Tenant shall indemnify and hold harmless Landlord from and against any and all claims, losses, liabilities, and expenses (including without limitation attorney's fees) arising out of or in any way related to the activities of Tenant's contractors (and any subcontractors) in the Premises or on the Property. Without limiting the generality of the foregoing, Tenant shall promptly reimburse Landlord upon demand for any extra expense incurred by the Landlord as a result of faulty work done by Tenant or its contractors, any delays caused by such work, or inadequate clean-up.